EXHIBIT 99.1

For further information contact
Fred L. Callon 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Redeems All Outstanding Shares

     Of $2.125 Convertible Exchangeable Preferred Stock, Series A

     Natchez, MS (July 15, 2005) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that it has redeemed all of its outstanding shares of $2.125 Convertible Exchangeable Preferred Stock, Series A, which will result in an annual cash savings of $1.3 million in future dividend payments.

     Of the 596,671 shares of the company’s preferred stock outstanding on the date the notice of redemption was mailed, holders of 571,108 shares elected to convert their preferred stock into the company’s common stock at a conversion rate of 2.273 shares of common stock for each share of preferred stock. The company redeemed the remaining 25,563 shares of preferred stock outstanding on the redemption date at a redemption price equal to $25.213 per share, plus $0.525347, representing all accrued and unpaid dividends.

     In connection with the redemption, the company issued 1,297,726 shares of common stock, plus cash payments of $1,477, representing payments for fractional shares, to holders of preferred stock converting their shares into common stock and paid a total of $657,949 to holders whose preferred stock was redeemed.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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